Exhibit 10.2

EMPLOYMENT AGREEMENT

This Agreement (“Agreement”) is entered into as of this 30th day of September, 2016 (the “Effective Date”), by and between Caesars Acquisition Company, a Delaware corporation (the “Company”) and Michael D. Cohen (“Executive”), (collectively the “Parties”).

The Company and Executive agree as follows:

1. Introductory Statement. The Company has entered into a merger agreement with Caesars Entertainment Corporation (“CEC”) and desires to secure the services of Executive as the Senior Vice President, Corporate Development, General Counsel and Corporate Secretary of the Company through the closing of that merger. This Agreement supersedes all employment agreements between the Company or its affiliates or subsidiaries and the Executive. The “Initial Term” of this Agreement is one (1) year; provided that, on each anniversary of the Effective Date thereafter, the employment period shall be extended by one year unless, at least six (6) months prior to such anniversary, the Company or Executive delivers a written notice (a “Notice of Non-Renewal”) to the other party that the employment period shall not be so extended (the Initial Term as from time to time extended or renewed, the “Employment Term”); provided, further, that nothing in this Agreement shall supersede the Separation and Consulting Agreement between Cohen and Caesars Entertainment Operating Company, Inc. (“CEOC”) entered into as of April 4, 2014, which was assigned to Caesars Enterprise Services, LLC (“Services”) pursuant to that certain Assignment of Separation and Consulting Agreement by and Between CEOC and Services entered into as of January 12, 2015, which shall remain in full force and effect. Notwithstanding the foregoing, the Employment Term shall end upon the closing of the merger of the Company and CEC (the “Closing”).

2. Agreement of Employment. Effective as of the Effective Date, the Company agrees to, and hereby does, employ Executive, and Executive agrees to, and hereby does, accept continued employment by the Company, in a full-time capacity as Senior Vice President, General Counsel and Corporate Secretary of the Company pursuant to the provisions of this Agreement and of the bylaws of the Company, and subject to the control of the individual or individuals to whom Executive reports, the Senior Management Team of the Company (“SMT”), and the Board of Directors (the “Board”).

3. Executive’s Obligations. During the period of his or her service under this Agreement, Executive shall devote substantially all of his or her time and energy during business hours to the benefit of the Company’s business; provided, however, that nothing in this Agreement shall prohibit Executive from: (a) providing consulting services to Services pursuant to the Separation and Consulting Agreement relating to the matters he handled as Senior Vice President, Deputy General Counsel and Corporate Secretary for or as an employee of CEOC; provided, further that Executive agrees to discontinue such consulting services to the extent a real or perceived conflict of interest arises between the interests of Services and the Company other otherwise prevents him from giving his best efforts to the Company; or (b) serving as Executive Vice President and General Counsel of Playtika Holding Corp. (“Playtika”); provided, further that Executive and the Company agree that he will recuse himself and not advise either the Company or Playtika on any to subject matter as to which there is a real or perceived conflict of interest between the interests of Playtika and the Company while he is employed by both, an actual ethical conflict of interest under applicable state law or bar rules, or disclose any confidences of Playtika or the Company to the other employer. Executive agrees to serve the Company diligently and to the best of his or her ability, and to follow the policies and directions of the Company.

Executive represents and warrants that he or she is not subject to any employment, severance, non-competition or other similar arrangement, and Executive agrees and covenants that the execution of this Agreement by Executive does not violate, conflict with, result in a breach or require any consent, waiver or approval of any contract, arrangement or other agreement that Executive is a party to or by which Executive is bound by.

4. Compensation.

4.1. Base Salary. As compensation for all services performed by Executive under and during the Employment Term, the Company shall pay to Executive a base salary at the rate of $100,000 per year, in equal bi-weekly installments in accordance with its customary payroll practices. Such base salary, as may be increased from time to time at the Company’s sole discretion, is hereafter referred to as the “Base Salary.” All payments will be subject to Executive’s chosen benefit deductions and the deductions of payroll taxes and similar assessments as required by law.

4.2. Bonus. Executive will participate in the Company’s annual incentive bonus program(s) applicable to Executive’s position, in accordance with the terms of such program(s), and shall have the opportunity to earn an annual bonus thereunder based on the achievement of performance objectives determined by the Board.

If Executive dies or resigns pursuant to this Agreement or pursuant to any other agreement between the Company and Executive providing for such resignation during the period of this Agreement, service for any part of the month in which any such event occurs shall be considered service for the entire month.

5. Equity Award. Executive is eligible for the grant of equity awards (the “Equity Awards”) pursuant to any equity award plan in place by the Company (the “Equity Plans”) or any successor plans. All grants of Equity Award, if any, are subject to the review and approval of the Board or the Human Resources Committee of the Board, and Employee acknowledges and agrees that Executive has no right to the grant of any Equity Awards.

6. Benefits. During the Employment Term, except as otherwise provided herein, Executive shall be entitled to participate in any and all incentive compensation and bonus arrangements maintained by the Company for its similarly-situated executives and to receive benefits and perquisites at least as favorable to Executive as those presently provided to Executive by the Company.

6.1. Health Insurance. Executive will receive the regular group health plan coverage(s) provided to similarly situated officers, which coverage(s) may be subject to generally applicable changes during the Employment Term, provided that such changes are generally applicable to similarly situated officers. Executive will be required to contribute to the cost of the basic plan in the same manner as other similarly situated officers. Executive will receive coverage under no less favorable a health plan than other similarly situated officers.

6.2. Long Term Disability Benefits. Executive will be eligible to receive long term disability coverage paid by the Company in accordance with the terms of the Company’s policies.

6.3. Life Insurance. Executive will receive life insurance paid by the Company in accordance with the terms of the Company’s policies as in effect from time to time, which policies may be subject to changes during the Employment Term, provided that such changes are generally applicable to similarly situated officers.

6.4. Retirement Plan. Executive will also be eligible during the Employment Term to participate in the Company’s 401(k) Plan, as may be modified or changed. In addition, Executive will also be eligible during the Employment Term to participate in the Company’s deferred compensation plan, as may be modified or changed from time to time, in the same manner as other similarly situated officers of the Company.

6.5. Financial Counseling. During the Employment Term, Executive will also receive financial counseling in accordance with the terms of the Company’s policies as in effect from time to time, which policies may be subject to changes during the Employment Term, provided that such changes are generally applicable to similarly situated officers.

6.6. Vacation. Executive will be entitled to paid vacation in accordance with the terms of the Company’s policies.

6.7. Reimbursement of Expenses. The Company shall pay, or will reimburse Executive for, reasonable business expenses incurred in the performance of Executive’s duties hereunder in accordance with Company policy.

6.8. D&O Insurance. The Company shall provide Executive with Director’s and Officer’s indemnification insurance coverage, in amount and scope that is customary for a company of the Company’s size and nature, in accordance with the terms of the Company’s policies as in effect from time to time, which policies may be subject to changes during the Employment Term, provided that such changes are generally applicable to similarly situated officers.

6.9. Reimbursements; In-Kind Benefits. To the extent that any amount eligible for reimbursement or any in-kind benefit provided under this Agreement is deferred compensation subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the following rules shall apply:

(a) Payment of such reimbursements shall be made no later than the end of Executive’s taxable year following the taxable year in which the expense is incurred;

(b) All such amounts eligible for reimbursement or any in-kind benefit provided under this Agreement in one taxable year shall not affect the amount eligible for reimbursement or in-kind benefits to be provided in any other taxable year; and

(c) The right to any such reimbursement or in-kind benefit hereunder shall not be subject to liquidation or exchange for any other benefit.

The parties intend that all reimbursements or in-kind benefits provided for hereunder will be made in a manner that makes such reimbursements and in-kind benefits consistent with or exempt from Section 409A of the Code.

Notwithstanding the foregoing in this Section 6, if Executive is an employee of Playtika, Executive shall not participate and hereby waives any right to participate in the programs set forth in Section 6.1-6.6 above.

7. Reserved.

8. Termination of Employment. The following provisions shall govern Executive’s rights to severance benefits (if any) upon a termination of his or her employment.

8.1. Termination Without Cause; Resignation for Good Reason; Company Failure to Renew.

(a) The Board and the Company reserve the right to terminate the Employment Term and Executive from his or her then current position without Cause at any time. Executive reserves the right to terminate the Employment Term and resign from his or her position for Good Reason (as defined in Section 10.2 herein) by giving the Company thirty (30) days written notice which states the basis for such Good Reason.

(b) Upon (x) the Company’s termination of Executive’s employment without Cause, (y) a termination of Executive’s employment due to the Company’s delivery to Executive of a Notice of Non-Renewal in accordance with Section 1 hereof (it being understood and agreed that the Company’s obligations pursuant to this Section 8.1(b)(y) shall survive until fully discharged, notwithstanding the conclusion or expiration of the Employment Term or (z) Executive’s resignation from his or her position for Good Reason as described in Section 8.1(a) above:

(i) The Company shall pay Executive, within thirty (30) days following his or her termination of employment, Executive’s accrued but unused vacation, unreimbursed business expenses and Base Salary through the date of termination (to the extent not theretofore paid) (the “Accrued Benefits”);

(ii) Subject to Executive executing and not revoking the release attached hereto as Exhibit B, the Company will pay Executive: in approximately equal installments during the twelve (12) month period following such termination (the “Severance Period”), a cash severance payment in an amount equal to 1.0 multiplied by his Base Salary as in effect on the date of termination (the “Severance Payment”). If applicable, Executive will be entitled to receive the benefits set forth on Exhibit A hereto during the Severance Period; provided, however, that, in the event that the receipt of such benefits on Exhibit A shall result in adverse tax, ERISA or other consequences under Chapter 100 of the Code, Code Section 4980D or otherwise to the Company, the parties shall undertake commercially reasonable efforts to restructure such right to benefits in an economically equivalent manner to avoid the imposition of such taxes or consequences on the Company, provided, however, that should the Company’s auditors determine in good faith that no such alternative arrangement is achievable, Executive shall not be entitled to such rights. Subject to the following sentence, the installments of the Severance Payment will be paid to Executive in accordance with the Company’s customary payroll practices, and will commence on the first payroll date following the termination of Executive’s employment; provided, that, any payments payable within the first sixty (60) days following such termination shall be accumulated and paid with the first payroll payment following such sixty (60) day period (except as the Company otherwise determines to pay earlier and such payment would not constitute a violation of Section 409A of the Code). Notwithstanding the foregoing, if, as of the date of termination, Executive is a “specified employee” as defined in subsection (a)(2)(B)(i) of Section 409A of the Code (“Specified Employee”), installments of the Severance Payments that constitute non-exempt nonqualified deferred compensation under Section 409A of the Code will be accumulated and paid on the first business day after the date that is six months following Executive’s “separation from service” within the meaning of subsection (a)(2)(A)(i) of Section 409A of the Code (the “Delayed Payment Date”), or earlier upon Executive’s death, and, on the Delayed Payment Date (or earlier death, as applicable), the Company will pay to Executive a lump sum equal to all amounts that would have been paid during the period of the delay if the delay were not required plus interest on such amount at a rate equal to the short-term applicable federal rate then in effect, and will thereafter continue to pay Executive the Severance Payment in installments in accordance with this Section; and

(iii) Executive’s equity awards will be treated in accordance with the terms of the Equity Plan.

(c) Except as otherwise provided in this Agreement, and except for any vested benefits under any tax qualified pension plans of the Company and vested deferred compensation under any applicable deferred compensation plans, and continuation of health insurance benefits on the terms and to the extent required by Section 4980B of the Code and Section 601 of the Employee Retirement Income Security Act of 1974, as amended (which provisions are commonly known as “COBRA”), neither the Company nor Executive shall have any additional obligations under this Agreement.

8.2. Termination for Cause or Resignation Without Good Reason.

(a) The Company will have the right to terminate the Employment Term and Executive’s employment with the Company at any time from his or her then-current positions for Cause (as defined in Section 10.1 herein). A resignation by Executive without Good Reason shall not be a breach of this Agreement.

(b) If the Employment Term and Executive’s employment are terminated for Cause, or if he or she resigns from his or her position without Good Reason, then: (i) Executive’s employment shall be deemed terminated on the date of such termination or resignation; (ii) Executive shall be entitled to receive all Accrued Benefits from the Company within thirty (30) days following such termination; and (iii) his or her rights with respect to his or her Equity Awards will be as set forth in the Equity Plan.

(c) Except as otherwise provided in this Agreement, and except for any vested benefits under any tax qualified pension plans of the Company and vested deferred compensation under any applicable deferred compensation plans, and continuation of health insurance benefits on the terms and to the extent required by COBRA, neither the Company nor Executive shall have any additional obligations under this Agreement.

8.3. Death.

(a) In the event that the Employment Term and Executive’s employment are terminated due to his or her death, (i) Executive’s right to receive his or her Base Salary and benefits under this Agreement (other than the Accrued Benefits) will terminate, and his or her estate and beneficiary(ies) will receive the benefits they are entitled to receive under the terms of the Company’s benefit plans and programs by reason of a participant’s death during active employment, (ii) Executive’s estate shall be entitled to receive all Accrued Benefits from the Company within thirty (30) days following such termination and (iii) Executive’s Equity Awards will be treated in accordance with the terms of the New Option Plan. For the avoidance of doubt, Executive’s estate shall be an express third party beneficiary of this provision, with the right to enforce the provision for and on behalf of Executive’s beneficiary(ies).

(b) If Executive dies at a time when the Company owes Executive any Severance Payment(s) pursuant to Section 8.1(b), the Company shall pay such remaining Severance Payment(s) in a lump sum to Executive’s estate.

(c) Except as otherwise provided in this Agreement, and except for any vested benefits under any tax qualified pension plans of the Company and vested deferred compensation under any applicable deferred compensation plans, and continuation of health insurance benefits on the terms and to the extent required by COBRA, neither the Company nor Executive shall have any additional obligations under this Agreement.

8.4. Disability.

(a) If the Employment Term and Executive’s employment are terminated by the Company by reason of Executive’s disability (as defined below), he or she will be entitled to apply, at his or her option, for the Company’s long-term disability benefits and, if he or she is accepted for such benefits, then Executive’s Equity Awards will be treated in accordance with the terms of the New Option Plan, and the terms and provisions of the Company’s benefit plans and programs that are applicable in the event of such disability of an employee shall apply in lieu of the salary and benefits under this Agreement, except that:

(i) Executive will be paid his or her Accrued Benefits within thirty (30) days of termination;

(ii) Subject to Executive (or his representative) executing and not revoking the release attached hereto as Exhibit B, Executive will receive twelve (12) months of Base Salary continuation (the “Salary Continuation Payment”), offset by any long term disability benefits to which he or she is entitled during such period of salary continuation. In addition to payment of his or her Base Salary, Executive will be entitled to all benefits during the salary continuation period; provided, however, that, in the event that the receipt of such benefits shall result in adverse tax, ERISA or other consequences under Chapter 100 of the Code (as herein defined), Code Section 4980D or otherwise to the Company, the parties shall undertake commercially reasonable efforts to restructure such right to benefits in an economically equivalent manner to avoid the imposition of such taxes or consequences on the Company, provided, however, that should the Company’s auditors determine in good faith that no such alternative arrangement is achievable, Executive shall not be entitled to such rights. Notwithstanding the foregoing, if, as of the date of termination pursuant to this Section 8.4, Executive is a Specified Employee, installments of the Salary Continuation Payment that constitute non-exempt nonqualified deferred compensation under Section 409A of the Code will be accumulated and paid on the Delayed Payment Date (or earlier upon Executive’s death) and, on the Delayed Payment Date (or such death), the Company will pay to Executive a lump sum equal to all amounts that would have been paid during the period of the delay if the delay were not required plus interest on such amount at a rate equal to the short-term applicable federal rate then in effect, and will thereafter continue to pay Executive the Salary Continuation Payment in installments in accordance with this Section.

(b) If Executive is disabled so that he or she cannot perform his or her duties, then the Company may terminate his or her duties under this Agreement after giving Executive thirty (30) days’ notice of such termination (during which period Executive shall not have returned to full time performance of his or her duties). For purposes of this Agreement, disability will be the inability of Executive, with or without a reasonable accommodation, to perform the essential functions of his or her job for one hundred and eighty (180) days during any three hundred and sixty five (365) consecutive calendar day period as reasonably determined by the Committee (excluding Executive) based on independent medical advice from a physician who has examined Executive (such physician to be selected by the Company and reasonably acceptable to Executive).

(c) Except as otherwise provided in this Agreement, and except for any vested benefits under any tax qualified pension plans of the Company and vested deferred compensation under any applicable deferred compensation plans, and continuation of health insurance benefits on the terms and to the extent required by COBRA, neither the Company nor Executive shall have any additional obligations under this Agreement.

8.5. End of Employment Term Due to Closing.

(a) The Employment Term shall end and Executive’ employment shall terminate upon the Closing. Neither party shall be required to provide any written notice of termination.

(b) If the Employment Term and Executive’s employment terminate due to the Closing, then: (i) Executive’s employment shall be deemed terminated on the date of the Closing; (ii) Executive shall be entitled to receive all Accrued Benefits from the Company within thirty (30) days following such termination; and (iii) his or her rights with respect to his or her equity awards will be as set forth in the equity plan.

(c) Except as otherwise provided in this Agreement, and except for any vested benefits under any tax qualified pension plans of the Company and vested deferred compensation under any applicable deferred compensation plans, and continuation of health insurance benefits on the terms and to the extent required by COBRA, neither the Company nor Executive shall have any additional obligations under this Agreement.

9. Voluntary Termination Notice Period. Executive may terminate this Agreement at any time for any or no reason during its term upon thirty (30) days’ prior written notice to the Company, except as specified in this Section. If Executive is going to work or act in competition with the Company or its affiliates as described in Section 11 of this Agreement, Executive must give the Company six (6) months’ prior written notice of his or her intention to do so. The written notice provided by Executive shall specify the last day to be worked by Executive (the “Separation Date”), which Separation Date must be at least thirty (30) days or up to six (6) months (as appropriate) after the date the notice is received by the Company (it being understood that Executive shall not work or act in competition with the Company or its affiliates as described in Section 11 of this Agreement for the six (6) month period following delivery of the written notice referenced in the immediately preceding sentence without the prior written consent of the Company). Unless otherwise specified herein, or in a writing executed by both parties, Executive shall not receive any of the benefits provided in this Agreement after the Separation Date except for applicable rights and benefits that apply to employees generally after their termination of employment.

10. Definitions of Cause and Good Reason.

10.1. (1) For purposes of this Agreement, “Cause” shall mean:

(i) The willful failure of Executive to substantially perform Executive’s duties with the Company (as described in Section 2 and Section 3) or to follow a lawful, reasonable directive from the Board or the chief executive officer of the Company (“CEO”) or such other executive officer to whom Executive reports (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Executive by the Board (or the CEO, as applicable) which specifically identifies the manner in which the Board (or the CEO, as applicable) believes that Executive has willfully not substantially performed Executive’s duties or has willfully failed to follow a lawful, reasonable directive;

(ii) (A) Any willful act of fraud, or embezzlement or theft, by Executive, in each case, in connection with Executive’s duties hereunder or in the course of Executive’s employment hereunder or (B) Executive’s admission in any court, or conviction of, or plea of nolo contendere to, a felony;

(iii) Executive being found unsuitable for or having a gaming license denied or revoked by the gaming regulatory authorities in any jurisdiction in which the Company or Caesars Entertainment Corporation, or any of their respective subsidiaries or affiliates conducts gaming operations;

(iv) (A) Executive’s willful and material violation of, or noncompliance with, any securities laws or stock exchange listing rules, including, without limitation, the Sarbanes-Oxley Act of 2002, provided that such violation or noncompliance resulted in material economic harm to the Company, or (B) a final judicial order or determination prohibiting Executive from service as an officer pursuant to the Securities and Exchange Act of 1934 or the rules of the New York Stock Exchange or NASDAQ; or

(v) A willful breach by Executive of Section 11 or Section 12 of this Agreement.

(b) For purposes of this Section 10, no act or failure to act on the part of Executive, shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith and without reasonable belief that Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company. The cessation of employment of Executive shall not be deemed to be for Cause unless and until Executive has been provided with written notice of the claim(s) against him or her under the above provision(s) and a reasonable opportunity (not to exceed thirty (30) days) to cure, if possible.

10.2. For purposes of this Agreement, “Good Reason” shall mean, without Executive’s express written consent, the occurrence of any of the following circumstances unless such circumstances are fully corrected prior to the date of termination specified in the written notice given by Executive notifying the Company of his or her intention to terminate his or her Employment for Good Reason. Executive shall have “Good Reason” to terminate Executive’s employment only if, (i) within thirty (30) days after Executive knows (or has reason to know) of the occurrence of any of the following events, Executive provides written notice to the Company requesting that it cure such events, (ii) the Company fails to cure, if curable, such events within sixty (60) days following such notice, and, (iii) within ten (10) days after the expiration of such cure period, Executive provides the Company with a notice of termination:

(a) A reduction by the Company in Executive’s annual Base Salary, as the same may be increased from time to time pursuant to Section 4.1 hereof, other than a reduction in base salary that applies to a similarly situated class of employees of the Company or its affiliates;

(b) (i) The failure by the Company to pay or provide to Executive any material portion of his or her then current Base Salary or then current benefits hereunder (except pursuant to a compensation deferral elected by Executive) or (ii) the failure to pay Executive any material portion of deferred compensation under any deferred compensation program of the Company within thirty (30) days of the date such compensation is due and permitted to be paid under Section 409A of the Code, in each case other than any such failure that results from a modification to any compensation arrangement or benefit plan that is generally applicable to similarly situated officers; or

(c) The Company’s failure to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 16 hereof.

11. Non-Competition Agreement.

11.1. During the Employment Term (so long as Executive remains employed by the Company or its affiliates) and for a period following the termination of Executive’s employment with the Company and its affiliates equal to the Non-Compete Period (as defined below), he or she will not, directly or indirectly, engage in any activity, including development activity, whether as an employer, employee, consultant, director, investor, contractor, or otherwise, directly or indirectly, which is in competition with the casino, casino/hotel and/or casino/resort businesses conducted by the Company or any of its subsidiaries or affiliates in the United States, Canada or Mexico or such other location that the Company or an affiliate of the Company conducts significant business operations (a) with respect to periods prior to the termination of Executive’s employment with the Company and its affiliates, at any time during Executive’s active employment period and (b) with respect to periods following the termination of Executive’s employment with the Company and its affiliates, at any time during the twelve months preceding the termination of Executive’s employment with the Company and its affiliates. Notwithstanding anything herein to the contrary, this Section 11.1 shall not prevent Executive from: (i) acquiring securities representing not more than 1% of the outstanding voting securities of any entity the securities of which are traded on a national securities exchange or in the over the counter market; or (ii) obtaining employment in the hotel/resort industry for an entity that does not engage in the casino business. Executive acknowledges that the restrictions described above are reasonable as to both time and geographic scope, as the Company competes for customers with all gaming establishments in these areas. For purposes of this Agreement, “Non-Compete Period” shall mean the following: (v) if the Employment Term ends upon the Closing, no period beyond the end of the Employment Period; (w) if the Executive has voluntarily terminated employment with the Company without Good Reason, the notice period under Section 9 (including for the avoidance of doubt, the six-month notice period in the event Executive is going to work or act in competition with the Company as described in Section 12 of this Agreement); (x) (1) if the Company has terminated Executive’s employment with the Company without Cause, (2) if Executive has terminated employment with the Company with Good Reason or (3) if the Company delivers to Executive a Notice of Non-Renewal in accordance with Section 1, the period during which the Company is obligated to pay Executive severance pursuant to Section 8.1, (y) if the Company has terminated Executive’s employment with the Company for Cause, six (6) months, or (z) if the Executive’s employment with the Company is terminated due to disability, the salary continuation period pursuant to Section 8.4.

11.2. If Executive breaches any of the covenants in Section 11.1, then the Company may terminate any of his or her rights under this Agreement, whereupon all of the Company’s obligations under this Agreement shall terminate without further obligation to him or her except for obligations that have been paid (except as otherwise provided in Section 11.6), accrued or are vested as of or prior to such termination date. In addition, the Company shall be entitled to seek to enforce any such covenants, including obtaining monetary damages, specific performance and injunctive relief. Executive’s Equity Awards will be treated in accordance with the terms of the Equity Plan.

11.3. During the Employment Term (so long as Executive remains employed by the Company or its affiliates) and for a period of twelve (12) months following the termination of Executive’s employment with the Company and its affiliates, Executive will not, directly or indirectly hire, induce, persuade or attempt to induce or persuade, any salary grade 10 or higher employee of the Company or its subsidiaries, to leave or abandon employment with the Company, its subsidiaries or affiliates, for any reason whatsoever (other than Executive’s personal secretary and/or assistants).

11.4. During the Employment Term (so long as Executive remains employed by the Company or its affiliates) and for a period of twelve (12) months following the termination of Executive’s employment with the Company and its affiliates, Executive will not communicate with employees, customers, or suppliers of the Company, or its subsidiaries or affiliates of the Company or any principals or employee thereof, or any person or organization in any manner whatsoever that is detrimental to the business interests of the Company, its subsidiaries or affiliates. Executive further agrees from the end of Executive’s full-time employment with the Company and its affiliates not to make statements to the press or general public with respect to the Company or its subsidiaries or affiliates that are detrimental to the Company, its subsidiaries, affiliates or employees without the express written prior authorization of the Company, and the Company agrees that it will not make statements to the press or general public with respect to Executive that are detrimental to him or her without the express written prior authorization of Executive. Notwithstanding the foregoing, Executive shall not be prohibited at the expiration of the non-competition period from pursuing his or her own business interests that may conflict with the interests of the Company.

11.5. Each of Executive and the Company intends and agrees that if, in any action before any court, agency or arbitration tribunal legally empowered to enforce the covenants in this Section 11, any term, restriction, covenant or promise contained herein is found to be unreasonable and, accordingly, unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court, agency or arbitration tribunal.

11.6. Should any court, agency or arbitral tribunal legally empowered to enforce the covenants contained in this Section 11 find that Executive has breached the terms, restrictions, covenants or promises herein in any material respect (except to the extent it has been modified to make it enforceable): (a) the Company will not be obligated to continue to pay Executive the salary or benefits provided for under the severance provisions contained in the Agreement (including all required benefits under benefit plans), and (b) Executive will reimburse the Company any severance benefits received after the date of termination as well as any reasonable costs and attorney fees necessary to secure such repayments. For the avoidance of doubt, the Company shall be entitled to money damages and/or injunctive relief due to Executive’s breach of the terms, restrictions, covenants or promises contained in this Section 11 without regard to whether or not such breach is material, it being understood that the limiting effect of the phrase “in any material respect” in the immediately preceding sentence shall operate solely with respect to the remedies available pursuant to this Section 11.6.

11.7. For the avoidance of doubt, for purposes of this Section 11, “Executive’s employment” shall not include any period of salary continuation hereunder.

11.8. This Section and all of its provisions will survive Executive’s separation from employment for any reason.

11.9. As they relate to the practice of law, the terms of this Section 11 shall be effective only to the extent permissible under Rule 5.6 of the Nevada Rules of Professional Conduct.

11.10. If, at any time, a reviewing court of appropriate jurisdiction called upon to review the enforceability of this Section 11 or any of its provision finds any of the provisions of this Section 11 to be invalid or unenforceable under any applicable law, by reason of being vague or unreasonable as to area, duration, or scope of activity, this Agreement shall be considered divisible and such court shall have authority to modify or blue pencil this Agreement to cover only such area, duration, and scope as shall be determined to be reasonable and enforceable by the court. Executive and the Company agree that this Agreement, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

12. Confidentiality.

12.1. Executive’s position with the Company will or has resulted in his or her exposure and access to confidential and proprietary information which he or she did not have access to prior to holding the position, which information is of great value to the Company and the disclosure of which by him or her, directly or indirectly, would be irreparably injurious and detrimental to the Company. During his or her term of employment and without limitation thereafter, Executive agrees to use his or her best efforts and to observe the utmost diligence to guard and protect all confidential or proprietary information relating to the Company from disclosure to third parties. Executive shall not at any time during and after the end of his or her full-time active employment, make available, either directly or indirectly, to any competitor or potential competitor of the Company or any of its subsidiaries, or their affiliates, or divulge, disclose, communicate to any firm, corporation or other business entity in any manner whatsoever, any confidential or proprietary information covered or contemplated by this Agreement, unless expressly authorized to do so by the Company in writing. Notwithstanding the above, Executive may provide such Confidential Information if ordered by a federal or state court, arbitrator or any governmental authority, pursuant to subpoena, or as necessary to secure legal and financial counsel from third party professionals or to enforce his or her rights under this Agreement. In such cases, Executive will use his or her reasonable best efforts to notify the Company, at least five (5) business days prior to providing such information, including the nature of the information required to be provided.

12.2. For the purpose of this Agreement, “Confidential Information” shall mean all information of the Company, its subsidiaries and affiliates relating to, or useful in connection with, the business of the Company, its subsidiaries and affiliates, whether or not a “trade secret” within the meaning of applicable law, which is not generally known to the general public and which has been or is from time to time disclosed to, or developed by, Executive as a result of his or her employment with the Company. Confidential Information includes, but is not limited to, the Company’s product development and marketing programs, data, future plans, formula, food and beverage procedures, recipes, finances, financial management systems, player identification systems (Total Rewards), pricing systems, client and customer lists, organizational charts, salary and benefit programs, training programs, computer software, business records, files, drawings, prints, prototyping models, letters, notes, notebooks, reports, and copies thereof, whether prepared by him, her or others, and any other information or documents which Executive is told or reasonably ought to know that the Company regards as confidential.

12.3. Executive agrees that upon separation from employment for any reason whatsoever, he or she shall promptly deliver to the Company all Confidential Information, including but not limited to documents, reports, correspondences, computer printouts, work papers, files, computer lists, telephone and address books, rolodex cards, computer tapes, disks, and any and all records in his or her possession (and all copies thereof) containing any such Confidential Information, and all items created in whole or in part by Executive within the scope of his or her employment even if the items do not contain Confidential Information.

12.4. Executive shall also be required to sign a non-disclosure or confidentiality agreement if Executive is not currently a party to such an agreement with the Company. Such agreement shall also remain in full force and effect, provided that, in the event of any conflict between any such agreement(s) and this Agreement, this Agreement shall control. The form of non-disclosure or confidentiality agreement is attached hereto as Exhibit C.

12.5. This Section and all of its provisions will survive Executive’s separation from employment for any reason.

13. Injunctive Relief. Executive acknowledges and agrees that the terms provided in Sections 11 and 12 are the minimum necessary to protect the Company, its affiliates and subsidiaries, and their successors and assigns, in the use and enjoyment of the Confidential Information and the good will of the business of the Company. Executive further agrees that damages cannot fully and adequately compensate the Company in the event of a breach or violation of the restrictive covenants set forth herein and that without limiting the right of the Company to pursue all other legal and equitable remedies available to it, the Company shall be entitled to seek injunctive relief, including but not limited to a temporary restraining order, preliminary injunction and permanent injunction, to prevent any such violations or any continuation of such violations for the protection of the Company. The granting of injunctive relief will not act as a waiver by the Company of its right to pursue any and all additional remedies.

14. Post Employment Cooperation. Executive agrees that upon separation for any reason from the Company, Executive will cooperate in assuring an orderly transition of all matters being handled by him or her. Upon the Company providing reasonable notice to him or her, he or she will also appear as a witness at the Company’s request and/or assist the Company in any litigation, bankruptcy or similar matter in which the Company or any affiliate thereof is a party or otherwise involved. The Company will defray any reasonable out-of-pocket expenses incurred by Executive in connection with any such appearance. In connection therewith, the Company agrees to indemnify Executive as prescribed in Article Ninth of the Certificate of Incorporation, as amended, of the Company.

15. Release. Upon the termination of Executive’s active full-time employment, and in consideration of and as a condition to the actual receipt of all compensation and benefits described in this Agreement (including without limitation any severance payments pursuant to this Agreement or the Severance Agreement), except for claims arising from the covenants, agreements, and undertakings of the Company as set forth herein and except as prohibited by statutory language, Executive and the Company will enter into an agreement which forever and unconditionally waives and releases the Company their subsidiaries and affiliates, including but not limited to Caesars Entertainment Operating Company, Inc. and Caesars Entertainment Corporation, and their officers, directors, agents, benefit plan trustees, and employees from any and all claims, whether known or unknown, and regardless of type, cause or nature, including but not limited to claims arising under all salary, vacation, insurance, bonus, stock, and all other benefit plans, and all state and federal anti-discrimination, civil rights and human rights laws, ordinances and statutes, including Title VII of the Civil Rights Act of 1964 and the Age Discrimination in Employment Act, concerning Executive’s employment with Caesars Interactive Entertainment, its subsidiaries and affiliates, the cessation of that employment and Executive’s service as a shareholder, employee, officer and director of the Company and its subsidiaries. The form of release is set forth in Exhibit B.

16. Assumption of Agreement on Merger, Consolidation or Sale of Assets. In the event the Company agrees to (a) enter into any merger or consolidation with another company in which the Company is not the surviving company or (b) sell or dispose of all or substantially all of its assets, and the company which is to survive fails to make a written agreement with Executive to either: (1) assume the Company’s financial obligations to Executive under this Agreement or (2) make such other provision for Executive as is reasonably satisfactory to Executive, then Executive shall have the right to resign for Good Reason as defined under this Agreement.

17. Assurances on Liquidation. The Company agrees that until the termination of this Agreement as above provided, it will not voluntarily liquidate or dissolve without first making a full settlement or, at the discretion of Executive, a written agreement with Executive satisfactory to and approved by him or her in writing, in fulfillment of or in lieu of its obligations to him or her under this Agreement.

18. Amendments; Entire Agreement. This Agreement may not be amended or modified orally, and no provision hereof may be waived, except in a writing signed by the parties hereto. This Agreement contain the entire agreement between the parties concerning the subject matter hereof (including, without limitation, severance benefits) and supersede all prior agreements and understandings, written and oral, between the parties with respect to the subject matter of this Agreement; provided, however, that nothing in this Agreement shall alter or supersede the Separation and Consulting Agreement between Cohen and CEOC which shall remain in full force and effect.

19. Assignment.

19.1. Except as otherwise provided in Section 19.2, this Agreement cannot be assigned by either party hereto, except with the written consent of the other. Any assignment of this Agreement by either party shall not relieve such party of its or his or her obligations hereunder.

19.2. The Company may elect to perform any or all of its obligations under this Agreement through a subsidiary or affiliate, and if the Company so elects, Executive will be an employee of such subsidiary or affiliate. Notwithstanding any such election, the Company’s obligations to Executive under this Agreement will continue in full force and effect as obligations of the Company, and the Company shall retain primary liability for their performance.

20. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the personal representatives and successors in interest of the Company.

21. Governing Law. This Agreement shall be governed by the laws of the State of Nevada as to all matters, including but not limited to matters of validity, construction, effect and performance.

22. Jurisdiction. Any judicial proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement or any agreement identified herein may be brought only in state or federal courts of the State of Nevada, and by the execution and delivery of this Agreement, each of the parties hereto accepts for themselves the exclusive jurisdiction of the aforesaid courts and irrevocably consents to the jurisdiction of such courts (and the appropriate appellate courts) in any such proceedings, waives any objection to venue laid therein and agrees to be bound by the judgment rendered thereby in connection with this Agreement or any agreement identified herein.

23. Notices. Any notice to be given hereunder by either party to the other may be effected by personal delivery, in writing, or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses set forth below, but each party may change his, her or its address by written notice in accordance with this Section 23. Notices shall be deemed communicated as of the actual receipt or refusal of receipt.

If to Executive:	Address on file in records of the Company
If to Company:	Caesars Acquisition Company
One Caesars Palace Drive
Las Vegas, NV 89109
Attn: Chief Executive Officer

24. Construction. This Agreement is to be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

25. Severability. If any provision of this Agreement shall be determined by a court to be invalid or unenforceable, the remaining provisions of this Agreement shall not be affected thereby, shall remain in full force and effect, and shall be enforceable to the fullest extent permitted by applicable law.

26. Withholding Taxes. Any payments or benefits to be made or provided to Executive pursuant to this Agreement shall be subject to any withholding tax (including social security contributions and federal income taxes) as shall be required by federal, state, and local withholding tax laws.

27. Counterparts. This Agreement may be executed by the parties in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

28. Code Section 409A. Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein either shall either be exempt from the requirements of Section 409A of Code, or shall comply with the requirements of such provision. Notwithstanding anything in this Agreement or elsewhere to the contrary, distributions upon termination of Executive’s employment may only be made upon a “separation from service” as determined under Section 409A of the Code and such date shall be the termination date for purposes of this Agreement. Each payment under this Agreement or otherwise shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement or otherwise if such designation would constitute a “deferral of compensation” within the meaning of Section 409A of the Code. Notwithstanding any of the foregoing to the contrary, the Company and its subsidiaries and affiliates, and their respective officers, directors, employees, equityholders, members, managers, agents, and representatives make no guarantee that the terms of this Agreement comply with, or are exempt from, the provisions of Code Section 409A, and none of the foregoing shall have any liability for the failure of the terms of this Agreement to comply with, or be exempt from, the provisions of Code Section 409A.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Executive has hereunto set his or her hand and the Company has caused this Agreement to be executed in its name and on its behalf and its corporate seal to be hereunto affixed and attested by its corporate officers thereunto duly authorized.

/s/ Michael Cohen
Executive

Caesars Acquisition Company

By:	/s/ Mitchell Garber
Its:	CEO

Exhibit A

•	Medical Insurance (including health, dental and vision)

•	Life Accident Insurance

•	Accrued benefits under Savings and retirement plan

•	D&O Insurance

•	Financial Counseling (in accordance with Company policy, maximum benefit is funds allocated as of Separation Date – no new funds)

Exhibit B

GENERAL RELEASE

THIS GENERAL RELEASE (the “Release”) is entered into between Caesars Acquisition Company (the “Company”) and Michael D. Cohen (the “Employee”) as of the          day of                     ,             . The Company and the Employee agree as follows:

1. Employment Status. The Employee’s employment with the Company shall terminate effective as of                     ,             .

2. Payment and Benefits. Upon the effectiveness of the terms set forth herein, the Company shall provide the Employee with all of the applicable payments and benefits set forth in the Employment Agreement between the Company and the Employee, dated as of                     ,              (as amended from time to time, the “Employment Agreement”).

3. No Liability. This Release does not constitute an admission by the Company, or any of its subsidiaries, affiliates, divisions, trustees, officers, directors, partners, agents, or employees, or by the Employee, of any unlawful acts or of any violation of federal, state or local laws.

4. Release. In consideration of the payments and benefits set forth in Section 8.1 (Termination Without Cause; Resignation for Good Reason; Company Failure to Renew) of the Employment Agreement, Employee, for Employee, Employee’s spouse, and each of Employee’s heirs, beneficiaries, representatives, agents, successors, and assigns (collectively, “Employee Releasors”), irrevocably and unconditionally releases and forever discharges the Company, each and all of its predecessors, parents, Subsidiaries, Affiliates, divisions, successors, and assigns, including but not limited to Caesars Interactive Entertainment, Inc., Caesars Entertainment Operating Company, Inc., and Caesars Entertainment Corporation (collectively with the Company, the “Company Entities”), and each and all of the Company Entities’ current and former officers, directors, employees, shareholders, representatives, attorneys, agents, and assigns (collectively, with the Company Entities, the “Company Releasees”), from any and all causes of action, claims, actions, rights, judgments, obligations, damages, demands, accountings, or liabilities of any kind or character, whether known or unknown, whether accrued or contingent, that Employee has, had, or may have against them, or any of them, by reason of, arising out of, related to, or concerning Employee’s employment with the Company, Employee’s separation from the Company, the Employment Agreement, and any and all other claims or matters of whatever kind, nature, or description, arising up through the Effective Date (as defined below) (collectively, the “Released Claims”). Employee acknowledges that the Released Claims specifically include, but are not limited to, any and all claims for fraud, breach of express or implied contract, breach of the implied covenant of good faith and fair dealing, interference with contractual rights, violation of public policy, invasion of privacy, intentional or negligent infliction of emotional distress, intentional or negligent misrepresentation, defamation, libel, slander, or breach of privacy; claims for failure to pay wages, benefits, deferred compensation, commissions, bonuses, vacation pay, expenses, severance pay, attorneys’ fees, or other compensation of any sort; claims related to stock options, equity awards, or other grants, awards, or warrants; claims related to any tangible or intangible property of Employee that remains with the Company; claims for retaliation, harassment or discrimination on the basis of race, color, sex, sexual orientation, national origin, ancestry, religion, age, disability, medical condition, marital status, gender identity, gender expression, or any other characteristic or criteria protected by law; any claim under Title VII of the Civil Rights Act of 1964 (Title VII, as amended), 42 U.S.C. §§ 2000e, et seq., the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Family and Medical Leave Act (“FMLA”), 29 U.S.C. §§ 2601, et seq., the Fair Labor Standards Act (“FLSA”), 29 U.S.C. §§ 201, et seq., the Equal Pay Act, 29 U.S.C. §206(a) and interpretive regulations, the Americans with Disabilities Act (“ADA”), 42 U.S.C. §§ 12101, et seq., the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”), the Occupational Safety and Health Act (“OSHA”) or any other health and/or safety laws, statutes, or regulations, the Uniformed Services Employment and Reemployment Rights Act (“USERRA”), 38 U.S.C. §§ 4301-4333, the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. §§ 301, et seq., the Immigration Reform and Control Act of 1986, 8 U.S.C. §§ 1101, et seq., or the Internal Revenue Code of 1986, as amended, the Worker Adjustment and Retraining Notification Act; all claims arising under the Sarbanes-Oxley Act of 2002 (Public Law 107-204), including whistleblowing claims under 18 U.S.C. §§ 1513(e) and 1514A; the Nevada Wage and Hour Laws, NEV. REV. STAT. § 608.005, et seq., the Nevada Fair Employment Practices Act. NEV. REV. STAT. § 613.310 et seq., and any and all other foreign, federal, state, or local laws, common law, or case law, including but not limited to all statutes, regulations, common law, and other laws in place in Clark County, Nevada. provided, however, that nothing herein shall release (i) any obligation of Company under Section 8 (Termination of Employment), Section 18 (Amendments; Entire Agreement) or Section 22 (Jurisdiction) of the Employment Agreement or (ii) any right of indemnification or to director and officer liability insurance coverage under any of the company’s organizational documents or at law under any plan or agreement and applicable to the Employee.

In addition, nothing in this Release is intended to interfere with the Employee’s right to file a charge with the Equal Employment Opportunity Commission in connection with any claim the Employee believes he may have against the Company Releasees. However, by executing this Release, the Employee hereby waives the right to recover in any proceeding that the Employee may bring before the Equal Employment Opportunity Commission or any state human rights commission or in any proceeding brought by the Equal Employment Opportunity Commission or any state human rights commission on the Employee’s behalf. In addition, this release is not intended to interfere with the Employee’s right to challenge that his waiver of any and all ADEA claims pursuant to this Release is a knowing and voluntary waiver, notwithstanding the Employee’s specific representation to the Company that he has entered into this Agreement knowingly and voluntarily.

5. Bar. The Employee acknowledges and agrees that if he should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against the Company Releasees with respect to any cause, matter or thing which is the subject of the release under Paragraph 4 of this Release (other than a claim brought under ADEA), this Release may be raised as a complete bar to any such action, claim or proceeding, and the applicable Company Releasee may recover from the Employee all costs incurred in connection with such action, claim or proceeding, including attorneys’ fees.

6. Restrictive Covenants. The Employee acknowledges that the provisions of Section 11 (Non-Competition Agreement) through Section 14 (Post Employment Cooperation), inclusive, of the Employment Agreement shall continue to apply pursuant to their terms.

7. Governing Law. This Release shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to conflicts of laws principles.

8. Acknowledgment. The parties hereto have read this Release, understand it, and voluntarily accept its terms, and the Employee acknowledges that he has been advised by Company to seek the advice of legal counsel before entering into this Release, and has been provided with a period of twenty-one (21) days in which to consider entering into this Release.

9. Revocation. The Employee has a period of seven (7) days following the execution of this Release during which the Employee may revoke this Release, and this Release shall not become effective or enforceable until such revocation period has expired. If, within the ten (10) day period following such expiration, Company fails to execute this Release, then this Release shall become null and void and have no force or effect.

10. Counterparts. This Release may be executed by the parties hereto in counterparts, which taken together shall be deemed one original.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Executive has hereunto set his or her hand and the Company has caused this Release to be executed in its name and on its behalf and its corporate seal to be hereunto affixed and attested by its corporate officers thereunto duly authorized.

Employee

Caesars Acquisition Company

By:
Its:

Exhibit C

EMPLOYEE’S AGREEMENT

(CONCERNING PROTECTED AND CONFIDENTIAL

COMPANY INFORMATION AND MATERIALS)

In consideration of, and as a condition precedent to, my employment and/or continued employment, with Caesars Acquisition Company, or one of its direct or indirect subsidiaries (hereinafter referred to jointly as the “Company”), and for other good and valuable consideration, including but not limited to any future, additional compensation, bonus, stock options, 401(k) matching contributions and other benefits, I hereby specifically agree as follows:

1. I recognize that the Company is engaged in the business of developing, owning and/or managing casinos and related hotels, as well as other gaming related activity. I understand that the Company has developed and is the owner of certain commercially valuable technical and non-technical information, which is not public knowledge, which is a valuable asset essential to and used in the business of the Company. A non-exhaustive list of examples of such Confidential Information is: computer programs including software related documentation, source codes, object codes, technical plans, processes, methods, practices, algorithms and the reports derived from such processes, manuals and databases; internal financial data; marketing programs, strategies and campaigns; internal manuals; new product development plans and ideas; lists of customers, including those lists obtained and maintained by the Company during my employment; and designs, blueprints, architectural plans and engineering data. I acknowledge that the Confidential Information is proprietary to the Company and that, as such, some of the information, including but not limited to that involving computer programs, is treated as a trade secret by the Company and is also protected by certain copyright laws. I recognize and agree that the Company is engaged in a highly competitive industry and that the maintenance of the secret nature of this information is essential to preserving its value to the Company; that disclosure of any of this information would be detrimental to and cause substantial harm to the Company; and that as I have or may have access to or be informed of such information during the course of my employment, that I am obligated to and will safeguard all such information during my employment with the Company. I further agree that I will not duplicate, reverse engineer, alter, replicate or modify the Confidential Information or any part of the Confidential Information made available to me nor disclose to any third party any Confidential Information.

2. In addition to the information developed and owned by the Company that is confidential, I also understand that certain information received from third parties is also confidential and proprietary. Third parties may include, but not be limited to, any and all tribal entities, business enterprises, or other organizations or individuals who have relationships with the Company. To this end, any information received by me from third parties during any furtherance of my obligations as an employee of the Company which concerns the personal, financial, or other affairs of the third party will be treated in full confidence and will not be revealed to any other persons, firms, or organizations and shall be governed by this Agreement in the same manner as the Company’s confidential and proprietary information.

3. I agree that any work, invention, innovation, idea or report that I produce in connection with my work for the Company, or which results from or is suggested by the work I do for or on behalf of the Company is a “work for hire”, and will be the sole property of the Company. (Such work, inventions, innovations, ideas, and reports are referred to as the “Work”.) The foregoing applies whether or not the Work was conceived or performed during Company hours or on Company equipment. I agree that I will execute all necessary documents or take other actions necessary to assist the Company in obtaining patents, copyrights or other legal protection of the Work for the Company’s benefit (although the Work will be the exclusive property of the Company whether or not patented or copyrighted).

4. I will not at any time, directly or indirectly, either during my employment or for two years thereafter, disclose to any person, corporation or other entity which offers any product or service which is, in any way, in competition with any product or service offered by the Company, or use in competition with the Company, any of the Company’s confidential or proprietary information, except on behalf of the Company, without first obtaining the Company’s written consent thereto, which consent can be given only by a duly authorized officer of the Company.

5. Upon the termination of my employment for any reason whatsoever, I will promptly deliver to the Company all documents, computer software, files, databases, drawings, prints, prototypes, models, manuals, letters, lists, notes, notebooks, reports and copies thereof, whether prepared by me or others, all other material of a secret, confidential or proprietary nature relating to the Company’s business, and any other document relating or referring to such material.

6. If I am or become an employee of the Company in Salary Grade 10 or above (manager or above), I recognize that both I and all others in Salary Grade 10 or above (manager or above) are key employees of the Company who have special and unique knowledge of the Company’s operations and personnel and who, as a result of those and other factors, occupy positions of trust and responsibility which bring with them a special duty of care and loyalty to the Company. I recognize that the Company has substantial good will in the casino gaming industry which reaches beyond the Company location at which I am currently employed. I also recognize that the Company has spent substantial time and has incurred substantial expense in maintaining and creating customer good will among its manager-level employees; that the training, experience, skills and unique knowledge of the Company’s operation are an integral part of, and are necessary for, an efficient, profitable operation; and that, therefore, the Company has a protectable business interest in maintaining these employees. I understand that my solicitation of any manager-level employee, with whom I have had a reporting relationship (up or down) or other direct contact or association while employed by the Company or thereafter, for employment at a casino and/or related hotel which competes with the Company in the gaming business would cause detrimental and irreparable harm to the Company. Accordingly, neither during my employment with the Company nor for eighteen (18) months following the cessation of that employment will I either directly or indirectly induce, persuade, solicit, or attempt to induce or persuade any Company employee in Salary Band I or above (manager or above) as described above in this paragraph to leave or abandon his/her employment with the Company for employment at a casino and/or related hotel which competes with the Company in the gaming business. I understand that such inducement, persuasion and/or solicitation includes, but is not limited to, recommending that the manager-level employee contact any person affiliated with a competitor of the Company in the gaming business.

7. I understand and agree that a breach by me of any of the obligations set forth above will cause the Company to suffer irreparable harm. Accordingly, I understand and agree that if I breach any of my obligations set forth above, the Company has the right to petition a court for, and to obtain therefrom, an injunction enjoining me from breaching any such obligations. I further understand and agree that, to the extent that they can be proven by the Company, I will be liable for such monetary damages as a result from any breach by me of my obligations set forth above prior to such breach being enjoined by the Company.

8. The Company’s rights and my obligations created by this Agreement are intended to be in addition to, and not in limitation of, any obligation I may have, or right the Company may have, under otherwise applicable law. This Agreement replaces any prior “Employee’s Agreement (Concerning Protected and Confidential Information and Materials).” Also, this Agreement and the obligations referred to herein are separate from and in addition to any other obligations I may have to the Company. I understand that I have an affirmative obligation to advise any future employer of mine of the existence of this Agreement and to provide said employer with a copy of the Agreement; and that the Company may also advise and provide any future employer a copy of this Agreement. I specifically acknowledge that both my obligations and the Company’s remedies hereunder are fair and reasonable.

9. If any provision of this Agreement is held to be unenforceable, I understand and agree that such unenforceability shall not affect any other provision hereof and that the remainder of the Agreement shall be enforceable. I also agree that the Company may assign its rights under this Agreement to any parent, subsidiary, or affiliate or to any successor entity that becomes my employer through any merger, spin-off, reorganization or restructuring.

10. I agree that this Agreement shall be governed by and construed under the laws of the State of                              (where employed), and I hereby consent to the jurisdiction of the courts of the State of                              (where employed) in any action brought by the Company to enforce this Agreement. I further agree that I will pay all costs and expenses, including reasonable attorneys fees, incurred by the Company in enforcing any of my obligations under this Agreement.

[Signature Page Follows]

COMPANY	EMPLOYEE

Printed:

By:	Signed:

Date:	Date:

ACKNOWLEDGEMENT

The undersigned hereby acknowledges that he/she has received, read and understands the Caesars Interactive Entertainment, or one of its direct or indirect subsidiaries, Employee’s Agreement (Concerning Protected and Confidential Company Information and Materials).

Signature

Print Name

Date: